Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement(the “Agreement”) is entered into as of this 4th day of  October, 2001 (the “Effective Date”) by and between Oxboro Medical, Inc. (“Buyer”) and Surgidyne, Inc. (“Seller”).

RECITALS:

A.            Seller conducts a business (the “Business”) which manufactures, sells and distributes surgical drainage and/or fluid containment systems as described on Exhibit A (the “Products”).

B.            Buyer desires to purchase and assume from Seller, and Seller desires to sell and transfer to Buyer certain of the assets and liabilities of Seller relating to the Business, upon the terms and subject to the conditions set forth herein;

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1.

PURCHASE OF ASSETS; NO ASSUMPTION OF LIABILITIES

1.1.          Purchase of Assets.  Subject to the terms and conditions of this Agreement, Seller agrees on the Closing Date (as defined in this Agreement) to assign, sell, transfer, convey, and deliver to Buyer, and Buyer agrees on the Closing Date to purchase from Seller, all of the assets and personal property of Seller (excepting only the assets specifically identified as “Excluded Assets” in Section 1.2 below) related to or used in the operation of the Business, wherever the same may be located (collectively referred to as the “Purchased Assets”) as follows:

a.                                       All furniture, equipment, machinery and tooling (“Equipment”) described in Exhibit 1.1(a) hereto;

b.                                      All intangible personal property, business records, telephone numbers, and customer lists and goodwill (together with all documents, records, files, computer tapes or discs, or other media on or in which the same may be evidenced or documented) (“Intangible Property”), including without limitation the following:

(i)                                     The corporate name of Seller and all assumed names under which it conducts the Business;

(ii)                                  All tradenames, trademarks or service mark registrations and applications, common law trademarks, copyrights and copyright registrations and applications (“Trademarks”) as identified on Exhibit 1.1(b)(ii) hereto and all goodwill associated therewith;

(iii)                               All domestic and foreign letters patent, patent applications, and patent and know-how licenses (“Patents”) as listed on Exhibit 1.1(b)(iii) hereto; and

(iv)                              All technology, know-how, trade secrets, manufacturing processes, formulae, drawings, designs and computer programs related to or used or useful in the Business, and all documentary evidence thereof  (“Technology”) as listed on Exhibit 1.1(b)(iv) hereto;

(v)                                 All website and domain names, including without limitation the domain name www.surgidyne.com;

(vi)                              All of Seller’s business records and files, relating to the Business and Purchased Assets, including, without limitation, customer lists and records, sales information, supplier records, cost and pricing information, and other records and copies of such records on whatever media such records or copies are maintained (the “Business Records”); provided however that Seller may keep a copy of such records as may be necessary for purpose of government or similar record keeping requirements.

c.                                       All inventory, materials, supplies and work-in-progress as of the Closing Date (“Inventory”);

d.             All accounts receivable reflected on the Seller’s books as of the Closing Date (“Receivables”);

e.                                       All licenses and permits, to the extent transferable (“Licenses and Permits”) as set forth in Exhibit 1.1(e) hereto;

f.                                         All rights of Seller under contracts, agreements, commitments and other arrangements relating to the Business to which Seller is a party or is otherwise bound (the “Contracts”), listed on Exhibit 1.1(f) hereto, including, without limitation, all contracts:

(i)                                     which restricts in any manner Seller’s right to compete with anyone in any part of the world or restricts Seller’s right to sell to or purchase from anyone;

(ii)           for the payment or receipt of license fees or royalties to or from any person or entity;

(iii)          of brokerage, agency, representation, distribution, or franchise;

(iv)          for the advertisement, display or promotion of any of the Products of the Seller;

(v)           for service, consulting or management affecting any of the Assets or the Business;

(vi)          which is a guaranty, performance, bid or completion bond, or surety or indemnification contract;

(vii)         which requires the making of a charitable contribution; or

(viii)                        which provides for the receipt or expenditure by Buyer in excess of $15,000 at any time following the Closing Date.

(ix)                                which the requirements for performance extend beyond one (1) year from the date of this Agreement.

Notwithstanding the listing of contracts on Exhibit 1.1(f), only those specifically designated thereon as a contract to be assumed by Buyer shall be considered an Assumed Contract (collectively, the “Assumed Contracts”).

1.2.          Excluded Assets.  Notwithstanding anything herein to the contrary, Buyer does not purchase, and Seller does not sell, any of the following assets (“Excluded Assets”):

a                                          All cash or cash equivalents on hand or on deposit at any bank as of the Closing Date.

b.                                      Any interest in real property.

c.                                       All claims or causes of action which seller may have relating to Excluded Assets or relating to Excluded Liabilities.

d.                                      Seller’s corporate minute book, stock records, and similar records, including financial records and tax returns.

e.                                       All of Seller’s rights in Contracts which are not Assumed Contracts.

f.                                         All assets in any of Seller’s Employee Plans.

g.                                      Seller’s rights under this Agreement.

1.3.          Assumption of Liabilities.  On the Closing Date, Buyer hereby assumes the following obligations and liabilities (the “Assumed Liabilities”):

a.                                       All obligations arising from and after the Closing Date under any contracts specifically identified in Schedule 1.1(f) as the Assumed Contracts (provided that Buyer does not assume, and Seller shall pay, all past-due obligations thereunder).

b.                                      All trade accounts payable or other accounts payable of the Seller which have been due for 120 days, but only in the amounts (i) set forth on Exhibit 1.3(b) or (ii) set forth on Closing Payables Sheet.

c.                                       Any liabilities of Seller specifically identified on Exhibit 1.3(c) hereto, but only in the amounts set forth on Exhibit 1.3(c).

1.4.          Exclusion of Liabilities.  Except for the foregoing Assumed Contracts and the Assumed Liabilities, Buyer shall not assume any liabilities, obligations or undertakings of Seller of any kind or nature whatsoever, whether fixed or contingent, known or unknown, determined or determinable, due or not yet due (“Excluded Liabilities”).  Without limiting the generality of the foregoing sentence, the Excluded Liabilities include:

a.                                       Liabilities or obligations arising out of an event that occurred, Products sold or services performed by Seller, or Seller’s ownership of its assets or the operation of the Business on or prior to, the Closing Date;  provided, however, that Buyer shall be responsible for delivering Products which were sold prior to the Closing Date and for which Seller has accepted and entered the order as of the Closing Date.

b.                                      Liabilities and obligations of Seller for accrued audit fees, accrued commissions, accrued payroll (including associated employer taxes or employee withholdings), accrued insurance premiums, and garnishments payable of the Business incurred by Seller

c                                          Liabilities or obligations for foreign, federal, state, county, local or other governmental taxes of Seller relating to the operation of the Business or the ownership of the Assets on or prior to the Closing Date;

d.                                      Liabilities or obligations related to or arising out of any Employee Plan, workers’ compensation claim or any other liabilities to employees or former employees of Seller;

e.                                       Liabilities or obligations arising out of any litigation or administrative or arbitration proceeding to which Seller is a party or any claims by or against Seller arising from events or facts existing on or prior to the Closing Date;

f.                                         Liabilities or obligations resulting from any breach by Seller on or prior to the Closing Date of any contract or agreement to which the Seller is party or by which the Seller is bound, including, without limitation, any Assumed Contract;

g.                                      Liabilities or obligations resulting from any violation by Seller, the Shareholders, or any employee, director or agent of Seller, or any predecessor for which Seller may be liable, of any applicable foreign, federal, state, county, local or other governmental laws, decrees, ordinances or regulations, or any permit, license, consent, certificate, approval or authorization issued pursuant to such laws, decrees, ordinances or regulations, including, without limitation, those applicable to discrimination in employment, employment practices, wage and hour, retirement, labor relations, occupational safety, health, trade practices, environmental matters, competition, pricing, product warranties, product liability and product advertising;

h.                                      Liabilities or obligations to any investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who may be entitled to or may claim any fee or commission from Buyer in connection with the transactions contemplated by this Agreement.

i.                                          Liabilities or obligations (whether interest, principal, fees, penalties or otherwise) of Seller (i) for borrowed money; (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) and any of the foregoing guaranteed by Seller.

j.                                          Liabilities or obligations relating to the Seller’s Series A Preferred Stock, whether arising before, on or after the Closing Date.

k.             Seller’s obligations under this Agreement.

1.5.          Sales and Use Tax.  Buyer shall be responsible for payment of any sales or use tax assessable with respect to the transactions herein.

ARTICLE 2.

PURCHASE PRICE AND PAYMENT OF PURCHASE PRICE

2.1           Purchase Price.  The purchase price (the “Purchase Price”) for the Purchased Assets and the performance by Seller of its obligations under this Agreement shall be Two Hundred Thousand Dollars ($200,000), payable to the Seller in full in immediately available funds on the Closing Date.

2.2           Allocation of Purchase Price.  The Purchase Price shall be allocated among the Purchased Assets as set forth in Exhibit 2.2.  The parties agree to report this transaction for federal tax purposes in accordance with the allocations set forth in Exhibit 2.2.

ARTICLE 3

EMPLOYEE MATTERS

3.1           Employees.  During the period after the date of this Agreement, but before the Closing Date, Buyer will have the option of interviewing and making an offer in writing of employment at will to those employees listed on Exhibit 3.1 hereto (each, a “Selected Employee”). While Seller will cooperate with Buyer to assist Buyer to hire and retain the services of all Selected Employees, Buyer acknowledges and agrees that the Selected Employee has the final decision whether to transfer with the Business and the failure of one or more Selected Employee(s) to accept an offer of employment from Buyer shall not be deemed to be a breach of this Agreement.

3.2           Benefits.  Each Selected Employee will be covered under the Employee Plans of Buyer available to other employees of Buyer who are employed in similar categories of employment.  Buyer shall offer each Selected Employee the opportunity, as of the Closing Date, to participate in all of Buyer’s Employee Plans for which each such Selected Employee would be eligible under the guidelines for such plans.  Before the Closing Date, Buyer shall provide to the Selected Employees summaries of the material terms and conditions of and guidelines for Buyer’s Employee Plans (including, but not limited to, medical and dental insurance plans, life insurance plan, pension plan, savings plan, short-term and long-term disability plans, employee stock ownership plan, vacation plan and severance or termination plan).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in Exhibit 4 hereto, Seller makes the following representations and warranties to Buyer with the intention that Buyer may rely upon the same, and acknowledges that the same shall be true as of the Closing Date (as if made at the Closing) and shall survive the Closing of this transaction.

4.1           Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, has all requisite corporate power and authority, corporate and otherwise, to own its properties and assets and conduct the Business, as it is currently conducted.  Seller does not have any subsidiary and Seller is not a shareholder, partner or joint venturer with any other person or legal entity.  Seller has not failed to qualify as a foreign corporation in any other state or states where such failure may have a material adverse effect on the Business.

4.2           Corporate Authority.  The Seller has all requisite  power and authority to enter into and perform this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement have been duly authorized by all requisite action of Seller’s Board of Directors and shareholders.  This Agreement has been executed and delivered by a duly authorized officer of Seller and is a valid and binding agreement of the Seller, enforceable against them in accordance with its terms.

4.3           Financial Statements.

a.                                       Financial Statements.  Seller has furnished Buyer a true and complete copy of its audited balance sheets and statements of income for its fiscal years ended December 31, 1998, 1999, 2000, and has furnished unaudited update thereof as of and for the period ending June 30, 2001 (collectively the “Financial Statements”, all of which are attached as Schedule 4.3(a) hereto).  The audited Financial Statements have been prepared in conformance with generally accepted accounting principles and procedures applied on a basis consistent with prior periods and will fairly present in all material respects the financial condition of Seller as of the represented dates thereof and the results of Seller’s operations for the periods covered thereby.  For purposes of this Agreement, the Financial Statements shall be deemed to include any notes thereto.

b.                                      No Adverse Changes.  Since June 30, 2001, there has not occurred or arisen (whether or not in the ordinary course of business, except subsection (iii) below): (i) any material adverse change in the in the Business, Purchased Assets, relationships with customers or suppliers, backlogs, sales, income, profit margins, assets, liabilities or financial condition of Seller, (ii) any change in Seller’s accounting methods or practices, (iii) any sale or transfer of any asset or any amendment of any agreement of Seller whether or not  in the ordinary course of business, (iv) any loss of or damage to the Purchased Assets due to abuse, misuse, fire, damage, destruction or other casualty, whether or not covered by insurance, affecting any of the Purchased Assets or any portion of the Business (v) any labor trouble, (vi)  to Seller’s knowledge any reasonably foreseeable increase in operating costs of the Business not commensurate with increased production, (vii) any material warranty or liability claims or losses, or (viii) any other event or condition known to Seller to have occurred or to exist which, singly or in the aggregate, materially and adversely affect the Purchased Assets or the Business.

c.                                       Undisclosed Liabilities.  Except as set forth on Schedule 4.3(c),  Seller has no liabilities (whether known or unknown, accrued, absolute, contingent or otherwise) for which Seller would be liable in any single instance for more than $1000 or in the aggregate more than $5000, that exist or arise out of any transaction or state of facts existing on or prior to the Closing Date other than as and to the extent reflected or reserved against in the Financial Statements (none of which is a liability for borrowed money (other than under current credit facilities), breach of contract, breach of warranty, tort, infringement or lawsuit).

4.4           Tax Reports, Returns and Payment.  Seller has timely filed (subject to extension) all federal and applicable state, local, and foreign tax or assessment reports and returns of every kind required to be filed by Seller with relation to the Business, including, without limitation, income tax, sales and use tax, real estate tax, personal property tax and unemployment tax, and has duly paid all taxes and other charges (including interest and penalties) due to or claimed to be due by any taxing authorities.  True and correct copies of the reports and returns filed by Seller during the last three tax years have been made available to Buyer.  Where required, timely estimated payments or installment payments of tax liabilities have been made to all governmental agencies in amounts sufficient to avoid underpayment penalties or late payment penalties applicable thereto.  During the three (3) years preceding the Closing Date, such income tax returns have not been subjected to any examination or audit by governmental authorities.

4.5           Title to Assets.  Other than the Excluded Assets and the employees of the Business, the Purchased Assets constitute all property owned by Seller which is necessary for the conduct of the Business as now conducted.  Seller is the sole owner of the Purchased Assets, except for the leased, licensed or lent Equipment identified on Exhibit 1.1(a), and holds good and marketable title thereto free and clear of all liens, charges, encumbrances or third party claims or interests of any kind whatsoever.

4.6           Tangible Personal Property.  All personal property included in the Purchased Assets is in substantially the same operating condition as existed on June 30, 2001, ordinary wear and tear excepted.  Seller hereby assigns to Buyer as of the Closing Date any and all warranties covering such property existing as of the Closing Date.

4.7           Inventory.  The Inventory reflected on Seller’s books and records has been valued at the lower of cost or market in accordance with generally accepted accounting principles applied on a basis consistent with Seller’s past practices.  In the twelve (12) months prior to the Closing Date, there has not been a material change in the level of Seller’s Inventory other than changes in the ordinary course of business consistent with Seller’s past practices.  All raw material and work-in-progress Inventory included in the Purchased Assets is of a quality and quantity usable in the ordinary course of business.

4.8           Trademarks.  Seller has filed the trademarks registrations for the Trademarks listed on Exhibit 1.1(b)(ii).  Exhibit 1.1(b)(ii) sets forth all Trademarks owned, used by, accruing to the benefit of or necessary or useful to the operation of the Business by Seller.  The Trademarks and other names are not licensed to or licensed from any other person or entity.  Seller has not received any notice or claim that Seller’s title to or use of the Trademarks is impaired, encumbered or invalid or is unenforceable by it.  To the best of Seller’s knowledge, Seller’s use of any Trademark does not infringe upon any intellectual property rights held by any other person or entity.  There is no claim or action pending or threatened with respect to the Trademarks.  There has been no infringement or improper use of any Trademark by any third party.

4.9           Patents.  Exhibit 1.1(b)(iii) sets forth all Patents owned, used by, accruing to the benefit of or necessary or useful to the operation of the Business by Seller. The Patents are not licensed to or licensed from any other person or entity.  Seller has not received any notice or claim that Seller’s title to or use of the Patents is impaired, encumbered or invalid or is unenforceable by it.  To the best of Seller’s knowledge, Seller’s use of any Patent does not infringe upon any intellectual property rights held by any other person or entity and there is no claim or action pending or threatened with respect to the Patents.  There has been no infringement or improper use of any Patent by any third party.

4.10         Licenses and Permits.  To the best of Seller’s knowledge, Seller possesses all necessary permits, licenses and approvals, governmental or otherwise, without which it could not conduct the Business in its present form and at its present location, all of which are listed on Exhibit 1.1(e).  All of the Licenses and Permits are valid and in good standing and Seller has not received any notice that the Licenses and Permits will lapse or be terminated by action of any governmental authority or otherwise.  Except as set forth on Exhibit 1.1(e), to the best of Seller’s knowledge, all of the Licenses and Permits are freely assignable and transferable to Buyer at the Closing and will continue to be in full force and effect after such transfer.

4.11         Agreements, Contracts and Commitments.

a.                                       Employee Plans.  There is no liability that will be imposed upon Buyer with respect to any Employee Plan.  “Employee Plan” means any pension, retirement, disability, medical, dental, or other health insurance plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan, or other employee benefit plan or arrangements including, without limitation, any “pension plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any “welfare plan” as defined in Section 3(1) of ERISA, whether or not any of the foregoing is funded, (i) to which Seller is a party or by which Seller is bound; or (ii) with respect to which

Seller has made any payments or contributions since January 1, 1998, or may otherwise have any liability (including any such plan or other arrangement formerly maintained by Seller).

b.             Union and Employment Contracts and Other Employment Matters.

(i)                                     Seller is not a party to any collective bargaining agreement or any other written employment agreement, nor is Seller a party to any other contract or understanding (oral or written) that contains any severance pay liabilities or obligations, except for accrued, unused vacation pay or accrued and unused sick leave pay.

(ii)                                  During the last three (3) years Seller has experienced no work stoppages, walkouts or strikes or attempts by its employees to organize a union.

(iii)                               Except as disclosed in Schedule 4.12(b)(iii) hereto, there have been no employee or ex–employee lawsuits or claims, or any claims of unfair labor practices or the like, in the past three (3) years.

d.                                      Breach.  Seller has performed in all material respects all obligations required to be performed by Seller to date under each Assumed Contract; and neither Seller nor, to the knowledge of Seller, any other party is in default under any Assumed Contract.  No event has occurred which after the giving of notice or the lapse of time or otherwise would constitute a default under, or result in a breach of by Seller of any Assumed Contract.

e.                                       Copies of Contracts; Terms and Binding Effect.  Exhibit 1.1(f) contains an accurate and complete list of all Contracts.  True, complete and correct copies of all Assumed Contracts have been delivered to Buyer or are attached to the Schedules where required by this Agreement; there are no amendments to or modifications of, or agreements of the parties relating to, any such Assumed Contracts which have not been delivered to Buyer; and each such Assumed Contract is considered valid and binding on Seller to it in accordance with its respective terms (except as such enforceability may be limited by the effect of bankruptcy, insolvency or similar laws affecting creditor rights generally or by general principles of equity).

4.12                           Insurance.  Seller maintains the insurance identified in Schedule 4.12.

4.13         Litigation and Related Matters.

a.                                       Except as set forth on Schedule 4.13, there are no claims (including, without limitation, workers’ compensation claims), action, suits, inquiries, investigations, or proceedings pending or threatened or imminent, relating to the Seller, the Purchased Assets, any portion of the Business, any of the Assumed Liabilities or the transactions contemplated by this Agreement, and, to the best knowledge of Seller, there is no basis for any such claim, action or proceeding.Seller has complied in all material respects with all statutes, laws and regulations, orders, rules, regulations and requirements (“Laws”) applicable to it, the Business, or the Purchased Assets, including Laws relating to environmental matters and Laws promulgated by governmental or other authorities, relating to the Purchased Assets and the operation of the Business.  Without limiting the generality of the foregoing, Seller has not used or stored hazardous, toxic or contaminating wastes or substances on any real property or discharged or released any such substances upon any real property, including, but not limited to, underground injection of such substances, in violation of any environmental Laws for which Seller would be liable in any single instance for more than $1000 or in the aggregate more than $5000.

b.                                      Seller is not subject to any material existing judgment, order, decree, or other action affecting the operation of the Business or the Purchased Assets or which would prevent, impede, or make illegal the consummation of the transactions contemplated in this Agreement, or which would have a material adverse effect on Seller or on the Business or any of the Purchased Assets.

c.                                       No legal actions have been commenced against Seller with respect to the Business or the Purchased Assets within the three (3) years prior to the Closing Date.

4.14         Customers.  Except as provided in Schedule 4.14, no single customer of Seller accounted for more than ten percent (10%) of Seller’s revenues in the Business during the fiscal year ending prior to the date of this Agreement.  Seller has received no written notice that any customer intends to cease doing business with Seller or materially alter the amount of business or terms upon which it does with Seller.

4.15         Products.  To the best of Seller’s knowledge, all Products sold by Seller conform in all material respects to all applicable laws, ordinances, regulations, trade and industry standards, contract specifications and descriptive material or advertisements associated with the Products.  Schedule 4.15 discloses all written claims received by Seller within the last three years based upon alleged breach of product warranty, strict liability in tort, or any other allegation of liability arising from Seller’s sale of goods, including Products (hereafter collectively referred to as “Product Liability Claims”).

4.16         Conflicts; Required Consents.  Except as provided in Schedule 4.16, neither the execution and delivery of this Agreement by Seller nor compliance by Seller with the terms and provisions of this Agreement will (a) conflict with or result in a breach of (i) any of the terms, conditions or provisions of the Articles of Incorporation, Bylaws or other governing instruments of Seller, (ii) any judgment, order, decree or ruling to which the Seller is a party, (iii) any injunction of any court or governmental authority to which either of them is subject, or (iv) any Assumed Contract; or (b) require the affirmative consent or approval of any third party other than the approval of Seller’s shareholders.

4.17         Binding Obligation.  This Agreement constitutes the legal, valid and binding obligation of Seller in accordance with the terms hereof.  Seller is not subject to any charter, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent the consummation of the transactions contemplated in this Agreement.

4.18         Maintenance of Business.  Since June 30, 2001, Seller has conducted the Business only in the usual and ordinary manner, including:

a.                                       timely payment and discharge of all bills and monetary obligations and timely and proper performance of all of its obligations and commitments under all Assumed Contracts;

b.                                      preservation and maintenance of its Business assets, including customer, vendor and employee relationships consistent with past practices;

c.                                       processing or shipment of any customer orders in a manner consistent with ordinary business practices.

Further, since June 30, 2001, Seller has not:

d.                                      to its knowledge, created or suffered to exist any Encumbrances with respect to any of the Purchased Assets which has not been discharged;

e.                                       sold or transferred any assets of a type similar to the Purchased Assets, except for sales of inventory in the ordinary course of its business;

f.              made any change in the conduct or nature of the Business;

g.             changed any method of accounting; or

h.             waived any rights that are the subject of this Agreement.

4.19         Receivables.  A schedule of all of Seller’s receivables is attached hereto as Schedule 4.19.  Except for any reserves shown on Schedule 4.19, to the best of Seller’s knowledge, all of the receivables are collectible within 90 days of the date hereof.

4.20         Absence of Certain Business Practices.  Neither Seller nor any officer, employee or agent of Seller, nor any other person acting on its behalf, has directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual or proposed transaction) which (i) would subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) if not continued in the future, would materially adversely affect the Assets of the Business, or the prospects of the Business or which would subject Seller to suit or penalty in any private or governmental litigation or proceeding.

4.21         Disclosure.  No material representation or warranty in this Agreement or in any certificate, schedule, statement or other document furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Seller with the intention that Seller may rely upon the same, and acknowledges that the same shall be true as of the Closing Date (as if made at the Closing) and shall survive the Closing of this transaction.

5.1           Organization.  Buyer is a corporation, duly organized, validly existing in good standing under the laws of the State of Minnesota, and has all requisite corporate power and authority, corporate and otherwise, to own its properties and conduct the business in which it is presently engaged.

5.2           Corporate Authority.  Buyer has all requisite  power and authority to enter into and perform this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement have been duly authorized by all requisite action of Buyer’s Board of Directors and shareholders.  This Agreement has been executed and delivered by a duly authorized officer of Buyer and is a valid and binding agreement of the Buyer, enforceable against them in accordance with its terms.

5.3           Breaches of Contracts; Required Consents.  Neither the execution and delivery of this Agreement by Buyer, nor compliance by Buyer with the terms and provisions of this Agreement, will (a) conflict with or result in a breach of:  (i) any of the terms, conditions or provisions of the Articles of Incorporation, Bylaws or other governing instruments of Buyer, (ii) any judgment, order, decree or ruling to which the Buyer is a party, (iii) any injunction of any court or governmental authority to which it is subject, or (iv) any agreement, contract or commitment listed on any Exhibit hereto and which is material to the financial condition of Buyer; or (b) require the affirmative consent or approval of any third party.

5.4           Binding Obligation.  This Agreement constitutes the legal, valid and binding obligation of Buyer in accordance with the terms hereof.  Buyer is not subject to any charter, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent the consummation of the transactions contemplated in this Agreement.

5.5           Disclosure.  No material representation or warranty in this Agreement or in any certificate, schedule, statement or other document furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

ARTICLE 6

CONDITIONS PRECEDENT TO CLOSING

6.1           Conditions Precedent to Obligations of Seller.  The obligations of Seller under this Agreement are subject to fulfillment prior to or at the Closing of each of the following conditions, unless waived in writing by Seller:

a.                                       Representations and Warranties.  Each of the representations and warranties made by Buyer in this Agreement or in any instrument, schedule, certificate or writing delivered by Buyer pursuant to this Agreement, shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representation and warranties were made or given on and as of the Closing Date.  Buyer shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the Closing Date.  Seller shall have received a certificate signed by the appropriate officer of Buyer to the foregoing effect.

b.                                      Absence of Certain Legal Proceedings.  No suit or other legal proceeding shall have been commenced seeking to restrict or prohibit the transactions contemplated by this Agreement.

c.                                       Other Matters.  Buyer shall have delivered the documents required under Section 7.3.

d.                                      Preservation of Business.  Seller shall use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its respective officers and employees and maintain satisfactory relationships with those persons having business relationships with it.

e.                                       Opinion of Counsel.  Seller shall have received a legal opinion of Lindquist & Vennum, P.L.L.P, counsel to Buyer, dated the Closing Date, that all action required to be taken under Buyer’s Articles of Incorporation, Bylaws or otherwise, by any of Buyer’s Board of Directors or shareholders, has been duly and validly taken to authorize the execution, delivery and performance of this Agreement and the transactions contemplated thereby

6.2           Conditions Precedent to Obligations of Buyer.  The obligations of Buyer under this Agreement are subject to fulfillment prior to or at Closing of each of the following conditions, unless waived in writing by Buyer:

a.                                       Representations and Warranties.  Each of the representations and warranties made by Seller in this Agreement, or in any instrument, schedule, certificate or writing delivered by Seller pursuant to this Agreement, shall be true and correct when made and as of the Closing Date.  Seller shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the Closing Date.  Buyer shall have received a certificate signed by the appropriate officer of Seller to the foregoing effect.

b.                                      Approvals; Absence of Certain Legal Proceedings.  All required approvals or consents shall have been obtained by Seller and no suit or other legal proceeding shall have been commenced seeking to restrict or prohibit the transactions contemplated by this Agreement.

c.                                       Corporate Authorization.  All action required by law, Seller’s Articles of Incorporation, Bylaws or otherwise to be taken by the Boards of Directors and shareholders of Seller to authorize the execution, delivery and performance of this Agreement and the transactions contemplated thereby shall have been duly and validly taken.

d.                                      Opinion of Counsel.  Buyer shall have received a legal opinion of Gray, Plant, Mooty, Mooty & Bennet, P.A., counsel to Seller, dated the Closing Date, that all action required to be taken under Seller’s Articles of Incorporation, Bylaws or otherwise, by any of the Seller’s Board of Directors or shareholders , has been duly and validly taken to authorize the execution, delivery and performance of this Agreement and the transactions contemplated thereby

e.                                       Other Matters.  Seller shall have delivered the documents required under Section 7.2.

ARTICLE 7

CLOSING

7.1           Closing.  The closing of the transaction contemplated by this Agreement (“Closing”) shall be held at the offices of Lindquist & Vennum P.L.L.P., 4200 IDS Center, Minneapolis, MN 55402 no later than 9:00 a.m. on November 30, 2001, but effective at the close of business on such date (the “Closing Date”); provided,  Buyer may set a Closing Date earlier than November 30, 2001, upon five (5) days’ written notice to Seller.  Such date of Closing shall be referred to herein as the “Closing Date.”

7.2           Seller’s Deliveries.  Seller agrees to execute and/or deliver the following documents to Buyer at the Closing:

a.                                       All certificates, schedules, exhibits, and attachments in completed form and specifying the information required by the provisions of this Agreement.

b.                                      A certificate of the Secretary of Seller certifying as to (i) a copy of resolutions of the Seller’s Board of Directors which authorize the execution, delivery and performance of this Agreement as having been duly adopted and as being in full force and effect on the Closing Date, (ii) a copy of resolutions of the shareholders of Seller which authorize this Agreement and the transactions contemplated herein as having been duly adopted and as being in full force and effect on the Closing Date, (iii) a copy of the Seller’s Articles of Incorporation as certified by the Secretary of State of Minnesota in effect as of the Closing Date, and (iv) a true and correct copy of the Seller’s Bylaws in effect as of the Closing Date.

c.                                       A certificate of good standing of Seller certified by the Secretary of State of Minnesota as of no more than two (2) days prior to the Closing Date.

d.                                      A Bill of Sale, a Trademark Assignment and instruments of assignment and transfer for the sale of the Purchased Assets.

f.                                         Amendment to Seller’s Articles of Incorporation changing Seller’s name, in form complete and adequate for filing.

g.                                      All necessary consents under the Assumed Contracts.

h.             A copy of the Consulting Agreement between Buyer and Charles B. McNeil, in the form of Exhibit A.

i.                                          A schedule of those accounts payable or trade payables incurred in the ordinary course and consistent with past practice, from the date hereof to the Closing Date (the “Closing Payables Sheet”) as agreed to by Buyer and only in the amounts set forth on the Closing Payables Sheet.

j.                                          A certificate (the “Closing Receivables Certificate”) by an officer of Seller, dated as of the Closing Date, certifying that, except for any reserves shown thereon and to the best of Seller’s knowledge, all of the Receivables are collectible within 90 days of the Closing Date.

k.                                       Such other documents as Buyer may reasonably request for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer or reducing to its possession, any and all assets, property and rights to be assigned, conveyed, or transferred pursuant to the terms of this Agreement.

7.3           Buyer’s Deliveries.  Buyer agrees to execute and/or deliver the following to Seller at the Closing:

a.                                       The Purchase Price.

b.                                      Consulting Agreement with Charles B. McNeil in the form of Exhibit A.

c.                                       A certificate of the Secretary of Buyer certifying as to (i) a copy of resolutions of the Buyer’s Board of Directors which authorize the execution, delivery and performance of this Agreement as having been duly adopted and as being in full force and effect on the Closing Date, (ii) a copy of the Buyer’s Articles of Incorporation as certified by the Secretary of State of Minnesota in effect as of the Closing Date, and (iii) a true and correct copy of the Buyer’s Bylaws in effect as of the Closing Date.

d.                                      Such other documents as Seller reasonably may request to carry out the transactions contemplated under this Agreement.

ARTICLE 8

POST CLOSING OBLIGATIONS

8.1           Further Documents and Assurances.  At any time and from time to time after the Closing Date, each party shall, upon request of another party, execute, acknowledge and deliver all such further and other assurances and documents, including such documents as may be necessary or appropriate to perfect title in the Intellectual Property in Buyer, and will take such action consistent with the terms of this Agreement, as may be reasonably requested to carry out the transactions contemplated herein and to permit each party to enjoy its rights and benefits hereunder.  If requested by Buyer, Seller further agrees to prosecute or otherwise enforce in their own respective names for the benefit of Buyer, any claim, right or benefit transferred by this Agreement that may require prosecution or enforcement in Seller’s name.

8.2           Payment of Debts and Liabilities.  Seller shall pay all of its liabilities and debts which have arisen on or prior to the Closing Date, except for the Assumed Liabilities and amounts which Seller contests in good faith and to which it maintains an adequate reserve.

8.3           Insurance.  For a period of one year, Seller shall maintain its current product liability insurance for the benefit of Buyer as an additional insured to provide for coverage of losses or liability relating to Products sold prior to the Closing Date and Products sold after the Closing Date which were finished goods Inventory as of the Closing Date.

ARTICLE 9

INDEMNIFICATION

9.1           Survival of Representations, Warranties and Agreements. The representations, warranties and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing Date and remain in full force and effect after the Closing Date for a period of one (1) year.

9.2           Indemnification by Seller.  For a period of one (1) year and subject to Section 9.6, Seller shall indemnify and hold Buyer harmless at all times from and after the date of this Agreement, against and in respect of all damages, losses, costs and expenses (including reasonable attorney fees) which Buyer may suffer or incur in connection with any of the following:

a.                                       Any claim, demand, action or proceeding asserted by a creditor of Seller or respecting any liabilities of Seller that are included in the Excluded Liabilities.

b.             The material breach of any of the representations, warranties or covenants of Seller in this Agreement.

c.                                       Any and all claims by third parties arising out of Seller’s conduct of the Business or use or ownership of any assets, including Purchased Assets, on or prior to the Closing Date.

d.                                      Third party product liability claims  filed within twelve months following the Closing Date concerning products manufactured by Seller which are finished goods included in the Inventory on the Closing Date and sold in the Business after the Closing Date.

e.                                       Any reasonable costs and expenses associated with defending against any of the foregoing claims, liabilities, obligations, costs, damages, losses and expenses.

9.3           Indemnification by Buyer.  Buyer shall indemnify and hold Seller harmless at all times from and after the date of this Agreement, against and in respect of all damages, losses, costs and expenses (including reasonable attorney fees) which Seller may suffer or incur in connection with any of the following:

a.                                       Any claim, demand, action or proceeding asserted by any third party respecting any liabilities that are included in the Assumed Liabilities.

b.                                      All claims by third parties arising out of the conduct of the Business or use or ownership of any of the Purchased Assets from and after the Closing (including, without limitation, any product liability claims concerning Products which are sold by Buyer from and after the Closing Date, unless covered by Section 9.1(d)).

c.             The breach of any of the representations, warranties or covenants of Buyer in this Agreement.

d.                                      Any costs and expenses associated with defending against any of the foregoing claims, liabilities, obligations, costs, damages, losses and expenses.

9.4           Cooperation; Notice.  In the event a party hereto (the “Indemnifying Party”) is indemnifying the other party hereto (the “Indemnified Party”), the Indemnified Party agrees to provide the Indemnifying Party such cooperation, information or assistance as the Indemnifying Party may reasonably request.  The Indemnified Party shall give notice to the Indemnifying Party of each matter, claim, demand, fact or other circumstances upon which a claim for indemnification (“Claim”) under this Article 9 is based.  Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, and the specific basis for indemnification hereunder.

9.5           Defense of Claims.  The Indemnifying Party shall have the right to assume defense of and to settle any Claim asserted by a third party against the Indemnified Party with counsel reasonably acceptable to the Indemnified Party so long as the Indemnifying Party is diligently defending such Claim; provided that the Indemnified Party may, at its expense, participate in such proceeding.  The Indemnifying Party shall not settle any Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement requires no admission of liability on the part of the Indemnified Party and no assumption of any obligation or monetary payment for which the Indemnified Party has not been fully indemnified and protected against.  The Indemnified Party may not settle any Claim for which it may seek indemnification from an Indemnifying Party without the Indemnifying Party’s consent, such consent not to be unreasonably withheld, conditioned or delayed.

9.6           Limitation; Insurance Offset.  Notwithstanding anything in Section 9.2 or 9.3, in no event shall Buyer have or assert any claim against Seller, and in no event shall Seller be liable to Buyer for any damages, losses, costs and expenses (including reasonable attorney fees) in an amount in excess of $20,000.  Further, any losses calculated for purposes of Sections 9.2 or 9.3 shall take into account any offsetting proceeds from insurance paid because of such losses to an Indemnified Party, provided that (a) the insurance proceeds are paid to the Indemnified Party without dispute or challenge by the insurer and (b) the Indemnified Party shall have no obligation to contest any determination by any insurer.

ARTICLE 10

GENERAL

10.1         Public Announcements.  None of the parties to this Agreement shall issue or make any press release or other public statements with respect to this Agreement or the transactions described herein to employees, customers, distributors, suppliers or other persons except and unless such release, statement or announcement has been jointly approved by the parties (which approval shall not be unreasonably withheld or delayed), except as may be required by applicable law (including, but not limited to the Securities Exchange Act of 1934) or by obligations pursuant to any listing agreement with any securities market or any securities market regulations.  If any party is so required to issue or make a press release, public statement or other announcement, such party shall inform the other party prior to issuing or making any such press release, public statement or announcement and shall reasonably consult with the other party regarding the content thereof if practicable.

10.2         Counterparts.  This Agreement may be executed in counterparts and by different parties on different counterparts with the same effect as if the signatures thereto were on the same instrument.  This Agreement shall be effective and binding upon all parties to this Agreement at such time as all parties have executed a counterpart of this Agreement.

10.3         Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given, when received, if personally delivered, and, three days after deposited, if placed in the U.S. mails for delivery by registered or certified mail, return receipt requested, postage prepaid, addressed to the address of the respective party as stated under such party’s signature space on this Agreement.  Addresses may be changed by written notice given pursuant to this Section.

10.4         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their successors or assigns.

10.5         Expenses.  Except as otherwise provided herein, each party hereto shall each bear and pay for its own costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereby, including, without limitation, all fees and disbursements of lawyers, accountants, financial consultants, brokers or finders incurred through the Closing Date.

10.6         Headings and Construction.  The descriptive headings of the several Articles and Sections of this Agreement and of the several Exhibits to this Agreement are inserted for convenience only and do not constitute a part of this Agreement.  This Agreement shall not be construed against either party since each party has negotiated its provisions and contributed to its drafting.

10.7         Entire Agreement; Modification and Waiver.  This Agreement, together with the Exhibits and the related written agreements specifically referred to herein, represents the only agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, whether written or oral, relating thereto.  No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by all parties (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers).  Any waiver shall be limited to the provision hereof and the circumstance or event specifically made subject thereto and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any recurrence thereof.

10.8         Jurisdiction.  The parties agree that the forum for any controversy arising under this Agreement shall be exclusively in the State of Minnesota.

10.9         Governing Law.  This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Minnesota (without giving effect to principles of conflict of law thereof).

10.10       Attorneys Fees.  Subject to Section 9.6, in an action to enforce a party’s rights hereunder, the prevailing party shall be entitled to recover its cost and expenses (including attorneys’ fees, whether or not suit is brought) from the other party.

10.11       Benefit.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.12                     Mediation.

a.                                       Any dispute, controversy or claim arising out of this agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, shall, before submission to arbitration in accordance with the following Section of this Agreement, first be mediated through non-binding mediation in accordance with the Model Procedures for the Mediation of Business Disputes promulgated by the Center for Public Resources (“CPR”) then in effect, except where those rules conflict with these provisions, in which case these provisions control.  The mediation shall be conducted in Minneapolis, Minnesota and shall be attended by a senior executive with authority to resolve the dispute from each of the operating companies that are parties.

b.                                      The mediator shall be an attorney specializing in business litigation who has at least 15 years of experience as a lawyer with a law firm or corporation of over 10 lawyers or was a judge of a court of general jurisdiction and who shall be appointed from the list of neutrals maintained by CPR.

c.                                       The parties shall promptly confer in an effort to select a mediator by mutual agreement.  In the absence of such an agreement, the mediator shall be selected from a list generated by CPR with each party having the right to exercise challenges for cause and two peremptory challenges within 72 hours of receiving the CPR list.

d.                                      The mediator shall confer with the parties to design procedures to conclude the mediation within no more than 45 days after initiation.  Under no circumstances shall the commencement of arbitration under Section 11.13 below be delayed more than 45 days by the mediation process specified herein.

e.                                       Each party agrees to toll all applicable statutes of limitation during the mediation process and not to use the period or pendency of the mediation to disadvantage the other party procedurally or otherwise.  No statements made by either side during the mediation may be used by the other during any subsequent arbitration.

f.                                         Each party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

10.13       Arbitration of Disputes.

a.                                       Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, will be submitted for resolution to arbitration pursuant to the commercial arbitration rules then pertaining of the CPR, except where those rules conflict with these provisions, in which case these provisions control.  The arbitration will be held in Minneapolis, Minnesota.

b.                                      The panel shall consist of one arbitrator chosen from the CPR Panels of Distinguished Neutrals who is a lawyer specializing in business litigation with at least 15 years experience with a law firm or corporation of over 10 lawyers or was a judge of a court of general jurisdiction.

c.                                       The parties agree to cooperate (1) to obtain selection of the arbitrator within 30 days of initiation of the arbitration, (2) to meet with the arbitrator within 30 days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than 9 months after selection of the arbitrator and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides with 20 days after the conclusion of the hearings.  In the event no such agreement is reached, the CPR will select an arbitrator, allowing appropriate strikes for reasons of conflict or other cause and three peremptory challenges for each side.  The arbitrator shall set a date for the hearing, commit to the rendering of the award within 60 days of the conclusion of the evidence at the hearing, or of any post-hearing briefing (which briefing will be completed by both sides in no more than 20 days after the conclusion of the hearings), and provide for discovery according to these time limits, giving recognition to the understanding of the parties hereto that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the time limits specified herein may be met without undue difficulty.  In no event will the arbitrator allow either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses.  To that end each of the parties hereto agrees to pursue no more than the following discovery in the aggregate from all parties and non-parties to the action: a total of no more than 20 requests for documents (including subparts) set forth in no more than two separately served document demands; a total of no more than 20 interrogatories (including subparts) set forth in no more than two separately served sets of interrogatories. In the event multiple hearing days are required, they will be scheduled consecutively to the greatest extent possible.

d.                                      The arbitrator shall render its award following the substantive law of Minnesota.  The arbitrator shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefor stated.  A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party.

e.             To the extent possible, the arbitration hearings and award will be maintained in confidence.

f.                                         The United States District Court for the District of Minnesota may enter judgment upon any award.  In the event the panel’s award exceeds $5 million in monetary Damages or includes or consists of equitable relief, then the court shall vacate, modify or correct any award where the arbitrators’ findings of fact are clearly erroneous, and/or where the arbitrators’ conclusions of law are erroneous; in other words, it will undertake the same review as if it were a federal appellate court reviewing a district court’s findings of fact and conclusions of law rendered after a bench trial.  An award for less than $5 million in Damages and not including equitable relief may be vacated, modified or corrected only upon  the grounds specified in the Federal Arbitration Act.  The parties consent to the jurisdiction of the above-specified Court for the enforcement of these provisions, the entry of judgment on any award, and the vacatur, modification and correction of any award as above specified.  In the event such Court lacks jurisdiction, then any court having jurisdiction of this matter may enter judgment upon any award and provide the same relief, and undertake the same review, as specified herein.

g.                                      Each party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

h.             EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

i.                                          EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES FROM THE OTHER.

j.                                          EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES FROM THE OTHER.

[Signatures to Asset Purchase Agreement on next page]

Each of the parties hereto has caused this Asset Purchase Agreement to be executed in the manner appropriate to each, all as of the day and year first above written.

OXBORO MEDICAL, INC

By:	/s/ David Berkley
David Berkley, President

SURGIDYNE, INC.

By:	/s/ Theodore Johnson
Theodore Johnson, Chairman of the Board